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                                                                  EXHIBIT 99.1

                                           Contact:
                                           Sanford Zweifach
                                           President and Chief Financial Officer
                                           Epoch Pharmaceuticals, Inc.
                                           (206) 485-8566

FOR IMMEDIATE RELEASE

                  EPOCH PHARMACEUTICALS SUCCESSFULLY COMPLETES
                                PRIVATE PLACEMENT

Bothell, WA, June 26, 1996 -- Epoch Pharmaceuticals, Inc. (OTC Bulletin Board:
EPPH), formerly MicroProbe Corporation, announces that it has successfully completed a private offering of Units, each Unit consisting of one share of the Company's Common Stock and one warrant to purchase 0.5 shares of the Company's Common Stock. The Company sold a total of 5 million Units, for an aggregate purchase price of $5 million to institutional and accredited individual investors.

The term of the warrants is five (5) years, and they are exercisable at $2.50 per share (or $1.25 per 0.5 share). Each warrant shall be redeemable by the Company at any time after eighteen months from the date that they are issued at $0.05 per warrant, provided that the closing trading price per share of Common Stock is at least $3.75 for twenty (20) consecutive trading days. In addition, a major shareholder of the Company elected to exercise other warrants to purchase 2,000,000 shares of the Company's Common Stock at $0.30 per share generating an additional $600,000 net to the Company.

"The successful completion of this financing is a show of confidence in Epoch's novel gene therapy program," said Fred Craves, Epoch's Chairman and Chief Executive Officer. The Company intends to use the net proceeds from this financing for the research and development of its Gene-Modifying
Oligonucleotides (GMOs), short pieces of DNA with very potent DNA-modifying chemicals attached to them which are designed to bypass inefficiencies associated with conventional gene therapy.

Epoch Pharmaceuticals is a biotechnology company developing oligonucleotides for novel therapeutic purposes. The Company's technology is based on its expertise in designing and synthesizing oligonucleotides that selectively bind to and interact with targeted genes. In contrast with conventional gene therapy which attempts to insert foreign genes into a patient, Epoch's technology works to alter a patient's existing genes. Depending on the desired effect, the alteration may be designed so as to eliminate the expression of a disease-associated gene, or to correct a genetic defect. The Company is currently applying this novel method of gene therapy to the treatment of certain autoimmune diseases, viral infections and cancers.

This press release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in forward looking statements, including whether any product candidates can be successfully developed with the Company's technology and the risk factors set forth in the Company's filing on Form 10-KSB with the Securities and Exchange Commission.
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